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                                   EXHIBIT 11

                         CALCULATION OF BASIC AND FULLY
                           DILUTED EARNINGS PER SHARE
                      (in thousands except per share data)
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BASIC EARNINGS PER SHARE

                                                                             1998         1997         1996
Net income                                                                  $27,611      $10,951      $5,147

Weighted average number of shares outstanding                                16,703       10,434       5,670
                                                                            -------      -------      ------

Net income per share - Basic                                                $  1.65      $  1.05      $ 0.91
                                                                            =======      =======      ======


DILUTED EARNINGS PER SHARE

                                                                             1998         1997         1996

Net income                                                                  $27,611      $10,951      $5,147

Add-interest on short-term debt, net of tax effect, on application of assumed proceeds from exercise of options and warrants in excess
of 20% limitation                                                                 0            0           0
                                                                            -------      -------      ------

Net income, as adjusted                                                     $27,611      $10,951      $5,192

Additional adjustment to weighted average number of shares
outstanding:
Weighted average number of shares outstanding                                16,703       10,434       5,670

Add-Dilutive effect of outstanding options and warrants (as
determined by the application of the treasury stock method)                     565        2,640       2,601
                                                                            -------      -------      ------

Weighted average number of shares outstanding                                17,268       13,074       8,271

Net income per share - diluted                                              $  1.60      $  0.84      $ 0.62
                                                                            =======      =======      ======

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